Exhibit 99.1

Primoris Services Corporation Reports Fourth Quarter and Full Year 2020 Results

Dallas, TX – Feb. 22, 2021– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today reported financial results for the fourth quarter and full year of 2020 and provided the Company’s financial outlook.

For the full year 2020, Primoris reported the following highlights:

●	Record revenue of $3.5 billion, an increase of 12 percent over prior year
●	Record net income attributable to Primoris of $105.0 million, an increase of 28 percent over prior year
●	Record fully diluted earnings per share of $2.16, an increase of 34 percent over prior year
●	Cash flows from operations of $311.9 million, compared to $118.0 million in the prior year
●	Backlog of $2.8 billion as of December 31, 2020

For the fourth quarter 2020, Primoris reported the following highlights:

●	Revenue of $897.3 million, an increase of 14 percent over prior year
●	Net income attributable to Primoris of $31.8 million, an increase of 18 percent over prior year
●	Fully diluted earnings per share of $0.66, an increase of 25 percent over prior year

On January 15, 2021, Primoris acquired Future Infrastructure Holdings, LLC (“Future Infrastructure” or “FIH”) in an all-cash transaction valued at $621.7 million. The transaction expands the Company’s utility services capabilities and directly aligns with Primoris’ strategy to grow in large, higher-growth, higher-margin markets.

The Company also announced that on February 19, 2021 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 31, 2021, payable on or about April 15, 2021.

“The numbers paint a clear picture of the success of our strategy even in a difficult market,” Tom McCormick, President and Chief Executive Officer of Primoris, said. “Our record revenue of $3.5 billion was up over 12 percent compared to the previous year and our earnings per share were the highest they have ever been. Our January acquisition of Future Infrastructure reinforces our commitment to higher-margin growth and recurring revenue going forward.”

“This has been a record year for us both operationally and financially,” he continued. “I especially want to acknowledge our management teams and employees for their focus on workplace safety during the course of the year. Our Total Recordable Incident Rate for 2020 was one of the best in the Company’s history – 0.53, well below the industry average. Overall, we achieved a successful year for our shareholders, our customers and our employees in 2020. We are off to a strong start for 2021 and are looking forward to what the Primoris family of companies can achieve.”

Summarizing the segment results for the year, McCormick noted: “Our Pipeline segment led the revenue growth with a 77.6 percent increase compared to 2019, primarily due to new pipeline projects in Texas. Solar energy projects and an Industrial project positioned our Power segment to increase revenue by 9.1 percent. In our Utilities segment, growth in revenue and higher margins resulted from increased activity and productivity with customers. Our Transmission segment recorded lower revenue, but higher margins – 9.8 percent – as we continue to be more selective in the types of work we perform and also benefited from an increase in storm work. While our Civil segment’s gross margins, as expected, declined slightly from last year due to the fact that they did not benefit from a large claim settlement in 2020, our project execution remains strong and the segment continues to perform within our target margin range.”

Fourth Quarter 2020 Results Overview

Revenue was $897.3 million for the three months ended December 31, 2020, an increase of $107.6 million, or 13.6 percent, compared to the same period in 2019. The increase was primarily due to growth in our Pipeline, Power and Transmission segments. Gross profit was $97.8 million for the three months ended December 31, 2020, an increase of $8.2 million, or 9.2 percent, compared to the same period in 2019. The increase was primarily due to an increase in revenue. Gross profit as a percentage of revenue decreased to 10.9 percent for the three months ended December 31, 2020, compared to 11.3 percent for the same period in 2019.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2020		2019
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$229,135	25.5%	$211,138	26.7%
Pipeline	201,579	22.5%	99,509	12.6%
Utilities	230,269	25.7%	236,425	30.0%
Transmission	132,085	14.7%	114,721	14.5%
Civil	104,270	11.6%	127,985	16.2%
Total	$897,338	100.0%	$789,778	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2020		2019
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$12,410	5.4%	$17,229	8.2%
Pipeline	25,892	12.8%	15,346	15.4%
Utilities	31,547	13.7%	28,646	12.1%
Transmission	16,003	12.1%	916	0.8%
Civil	11,904	11.4%	27,377	21.4%
Total	$97,756	10.9%	$89,514	11.3%

Power, Industrial, & Engineering Segment (“Power”): Revenue increased by $18.0 million, or 8.5 percent, for the three months ended December 31, 2020, compared to the same period in 2019. The increase is primarily due to an increase in solar energy projects and industrial projects in Louisiana and California which began in 2020, partially offset by lower revenue at our Canadian industrial operations. Gross profit for the three months ended December 31, 2020, decreased by $4.8 million compared to the same period in 2019, primarily due to lower margins offset by higher revenue. Gross profit as a percentage of revenue decreased to 5.4 percent during the three months ended December 31, 2020, compared to 8.2 percent in the same period in 2019, primarily due to higher costs associated with a liquefied natural gas (“LNG”) plant project in the Northeast in 2020, partially offset by strong performance and favorable margins realized on our solar projects in 2020 and higher costs associated with two industrial projects in 2019.

Pipeline & Underground Segment (“Pipeline”): Revenue increased by $102.1 million for the three months ended December 31, 2020, compared to the same period in 2019. The increase is primarily due to pipeline projects in Texas that began in 2020. Gross profit for the three months ended December 31, 2020, increased by $10.5 million, or 68.7 percent, compared to the same period in 2019, primarily due to higher revenue partially offset by lower margins. Gross profit as a percentage of revenue decreased to 12.8 percent during the three months ended December 31, 2020, compared to 15.4 percent in the same period in 2019, primarily due to the favorable impact from closeout of multiple pipeline projects in 2019, partially offset by strong performance and favorable margins realized on other pipeline projects in 2020.

Utilities & Distribution Segment (“Utilities”): Revenue decreased by $6.2 million, or 2.6 percent, for the three months ended December 31, 2020, compared to the same period in 2019, primarily due to decreased activity with California utility customers. Gross profit for the three months ended December 31, 2020, increased by $2.9 million, or 10.1 percent, compared to the same period in 2019, primarily due to higher margins offset by lower revenue. Gross profit as a percentage of revenue increased to 13.7 percent during the three months ended December 31, 2020, compared to 12.1 percent in the same period in 2019, primarily due to favorable margins on projects in the Southeast from increased productivity in 2020 and extreme weather conditions experienced in certain regions in the fourth quarter of 2019.

Transmission & Distribution Segment (“Transmission”): Revenue increased by $17.4 million, or 15.1 percent, for the three months ended December 31, 2020, compared to the same period in 2019, primarily due to increased activity with a significant utility customer in Texas. Gross profit for the three months ended December 31, 2020, increased by $15.1 million compared to the same period in 2019, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.1 percent during the three months ended December 31, 2020, compared to 0.8 percent in the same period in 2019. The increase was primarily due to improving our project performance and reducing overhead and indirect costs in 2020, as well as an increase in higher margin storm work in 2020 and upfront costs in 2019 to expand our operations.

Civil Segment (“Civil”): Revenue decreased by $23.7 million, or 18.5 percent, for the three months ended December 31, 2020, compared to the same period in 2019. The decrease is primarily due to a LNG plant project and a methanol plant project from 2019 that were substantially complete in the third quarter of 2020 and lower Louisiana Department of Transportation and Development (“DOTD”) volumes. Gross profit for the three months ended December 31, 2020, decreased by $15.4 million compared to the same period in 2019, due primarily to lower revenue and margins. Gross profit as a percentage of revenue decreased to 11.4 percent during the three months ended December 31, 2020, compared to 21.4 percent in the same period in 2019, due primarily to the increase in expected claim recovery on two Belton corridor projects in 2019, partially offset by increased profit on Louisiana DOTD projects.

Full Year 2020 Results Overview

Revenue was $3,491.5 million for the year ended December 31, 2020, an increase of $385.2 million, or 12.4 percent, compared to the same period in 2019. The increase was primarily due to growth in our Pipeline and Power segments, partially offset by lower revenue in our Transmission and Civil segments. Gross profit was $370.2 million for the year ended December 31, 2020, an increase of $39.3 million, or 11.9 percent, compared to the same period in 2019. The increase was primarily due to an increase in revenue. Gross profit as a percentage of revenue was comparable to 2019.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2020		2019
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$795,361	22.8%	$729,348	23.5%
Pipeline	897,041	25.7%	505,156	16.3%
Utilities	906,597	26.0%	886,504	28.5%
Transmission	459,038	13.1%	497,302	16.0%
Civil	433,460	12.4%	488,019	15.7%
Total	$3,491,497	100.0%	$3,106,329	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2020		2019
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$53,500	6.7%	$76,119	10.4%
Pipeline	97,459	10.9%	61,550	12.2%
Utilities	132,957	14.7%	116,645	13.2%
Transmission	44,879	9.8%	22,580	4.5%
Civil	41,419	9.6%	54,032	11.1%
Total	$370,214	10.6%	$330,926	10.7%

Power: Revenue increased by $66.1 million, or 9.1 percent, for the year ended December 31, 2020, compared to the same period in 2019. The increase is primarily due to an increase in solar energy projects and progress on an industrial project for a utility customer in California, partially offset by lower revenue at our Canadian industrial operations and the substantial completion of an industrial plant project that began in 2019. Gross profit for the year ended December 31, 2020, decreased by $22.6 million, compared to the same period in 2019 primarily due to lower margins, partially offset by higher revenue. Gross profit as a percentage of revenue decreased to 6.7 percent during the year ended December 31, 2020, compared to 10.4 percent in 2019 primarily due to higher costs associated with a LNG plant project in the Northeast in 2020, partially offset by strong performance and favorable margins realized on solar projects in 2020 and higher costs associated with two industrial projects in 2019.

Pipeline: Revenue increased by $391.8 million, or 77.6 percent, for the year ended December 31, 2020, compared to the same period in 2019. The increase is primarily due to pipeline projects in Texas that began in 2020, partially offset by the cancellation of a pipeline project in the Mid-Atlantic and the substantial completion of a pipeline project in 2019. Gross profit for the year ended December 31, 2020, increased by $35.9 million, or 58.3 percent, compared to the same period in 2019, primarily due to higher revenue, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 10.9 percent during 2020, compared to 12.2 percent in 2019 primarily due to higher costs on pipeline projects in Virginia and Texas in 2020 and the favorable impact from the close out of multiple pipeline projects in 2019, partially offset by strong performance and favorable margins realized on a Texas pipeline project in 2020.

Utilities: Revenue increased by $20.1 million for 2020 compared to 2019, primarily due to increased activity with customers in nearly all of the geographic regions the Company operates, partially offset by decreased activity with two utility customers in California. Gross profit for the year 2020 increased by $16.3 million, or 14.0 percent, compared to 2019 primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 14.7 percent during 2020, compared to 13.2 percent in 2019 primarily due to favorable margins on projects in the Southeast from increased productivity in 2020 and unfavorable weather conditions experienced in the Midwest during 2019.

Transmission: Revenue decreased by $38.3 million, or 7.7 percent, during 2020 compared to 2019 primarily due to decreased activity with utility customers in Texas, the Midwest, and the Southeast and the Company’s selection of the type of work it performs. Gross profit increased by $22.3 million compared to 2019, primarily due to higher margins, partially offset by lower revenue. Gross profit as a percentage of revenue increased to 9.8 percent during 2020 compared to 4.5 percent in 2019. The increase was primarily due to upfront costs to expand the Company’s operations in 2019, weather conditions experienced in certain regions in 2019, the Company’s better selection of the type of work it performed in 2020 and an increase in higher-margin storm work in 2020.

Civil: Revenue decreased by $54.5 million, or 11.2 percent, for the year ended December 31, 2020, compared to 2019. The decrease is primarily due to lower Texas Department of Transportation (“DOT”) volumes, the substantial completion of a project with a major refining customer and an ethylene plant project in 2019. These amounts were partially offset by a LNG plant project in Texas that began in late 2019. Gross profit for 2020 decreased by $12.6 million compared to 2019, due primarily to lower revenue and margins. Gross profit as a percentage of revenue decreased to 9.6 percent in 2020 compared to 11.1 percent in 2019, due primarily to the resolution of claims associated with three of the Belton-area projects in 2019, partially offset by strong performance on a LNG plant project in Texas in 2020, increased profit on Louisiana DOTD projects and resolution of claims associated with the two remaining Belton-corridor projects in 2020.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $202.8 million during the year ended December 31, 2020, an increase of $12.8 million, or 6.7 percent, compared to 2019 primarily due to a $7.4 million increase in compensation related expenses, including incentive compensation, and a $3.4 million increase in new information technology systems and related implementation expenses. SG&A expense as a percentage of revenue decreased to 5.8 percent in 2020 compared to 6.1 percent in 2019.

Interest expense for the year ended December 31, 2020, was comparable to 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 27.9 percent for the year ended December 31, 2020. The rate differs from the U.S. federal statutory rate of 21.0 percent primarily due to state income taxes and nondeductible components of per diem expenses.

Outlook

Balancing the ongoing uncertainty surrounding the COVID-19 pandemic with the expected growth in operations, Primoris estimates that for the fiscal year ending December 31, 2021, net income attributable to Primoris will be between $2.40 and $2.60 per fully diluted share. The Company is targeting SG&A expense as a percentage of revenue in the high-five percent to low six percent range for 2021. The Company estimates capital expenditures for 2021 in the range of $60 to $80 million.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

				Expected Next Four
				Quarters Total
	Backlog at December 31, 2020 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$691	$78	$769	89%
Pipeline	346	31	377	79%
Utilities	20	608	628	100%
Transmission	17	401	418	100%
Civil	566	19	585	56%
Total	$1,640	$1,137	$2,777	85%

At December 31, 2020, Fixed Backlog was $1.6 billion compared to $1.8 billion at December 31, 2019. The decrease in Fixed Backlog includes the net reduction of $0.4 billion of backlog associated with a major pipeline project in the Mid-Atlantic that was cancelled in 2020.

At December 31, 2020, MSA Backlog was $1.1 billion compared to $1.4 billion at December 31, 2019. MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at December 31, 2020, was $2.8 billion, compared to $3.2 billion at December 31, 2019.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of our customers.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in-place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Recognizing the broader impact that the COVID-19 pandemic is having on local communities, Primoris has donated funds to support frontline emergency response and medical workers and made numerous local donations of personal protective equipment to hospitals and medical facilities.

Share Repurchase Program

In February 2020, our Board of Directors authorized a $25.0 million share repurchase program. During the year ended December 31, 2020, the Company purchased and cancelled 694,260 shares of common stock, which in the aggregate equaled $11.5 million at an average share price of $16.50. The share repurchase plan expired on December 31, 2020.

Other Business Updates

Beginning with the first quarter of 2021, the Company will consolidate and reorganize its operating segments. The three reorganized segments will be: Utilities, Energy and Pipeline Services.

The Company announced new or renewed contracts totaling approximately $285 million in value during the fourth quarter. In January 2021 the Company announced a Limited Notice to Proceed (“LNTP”) on a solar project with an initial value of $19 million and an anticipated final contract value over $200 million. The awards for the quarter included:

●	A new solar award with a value over $100 million for the engineering, procurement, and construction of a utility-solar facility in Texas;
●	Two new pipeline awards with a combined value over $39 million for microtunneling projects located in North Tampa Bay and Silicon Valley;
●	A three-year utility award valued at approximately $36 million for maintenance on a gas pipeline system in Northern California, and;
●	The renewal of a Master Service Agreement with a major energy customer for pipeline maintenance in the Canadian oil sands with an anticipated value of over $110 million over five years.

Conference Call and Webcast

As previously announced, management will host a teleconference call on Feb. 23, 2021, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-833-476-0954, or internationally at 1-236-714-2611 (access code: 2026627) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-585-8367, or internationally at 1-416-621-4642 (access code: 2026627), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations.”

About Primoris

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the leading providers of specialty contracting services operating mainly in the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, replacement, and engineering services to a diversified base of customers. The Company’s national footprint extends from across the country from coast to coast and into Canada. For additional information, please visit www.prim.com.

Forward Looking Statements

This press release contains certain forward-looking statements that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that the Company may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs the Company incurs to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, and our other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$897,338	$789,778	$3,491,497	$3,106,329
Cost of revenue	799,582	700,264	3,121,283	2,775,403
Gross profit	97,756	89,514	370,214	330,926
Selling, general and administrative expenses	50,181	48,574	202,835	190,051
Transaction and related costs	3,177	—	3,430	—
Operating income	44,398	40,940	163,949	140,875
Other income (expense):
Foreign exchange gain (loss), net	520	34	379	(690)
Other income (expense), net	418	(13)	1,234	(3,134)
Interest income	18	345	376	955
Interest expense	(2,769)	(2,603)	(20,299)	(20,097)
Income before provision for income taxes	42,585	38,703	145,639	117,909
Provision for income taxes	(10,773)	(11,192)	(40,656)	(33,812)
Net income	31,812	27,511	104,983	84,097

Less net income attributable to noncontrolling interests	(1)	(566)	(9)	(1,770)

Net income attributable to Primoris	$31,811	$26,945	$104,974	$82,327

Dividends per common share	$0.06	$0.06	$0.24	$0.24

Earnings per share:
Basic	$0.66	$0.53	$2.17	$1.62
Diluted	$0.66	$0.53	$2.16	$1.61

Weighted average common shares outstanding:
Basic	48,104	50,478	48,303	50,784
Diluted	48,410	50,711	48,633	51,084

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$326,744	$120,286
Accounts receivable, net	432,455	404,911
Contract assets	325,849	344,806
Prepaid expenses and other current assets	30,218	42,704
Total current assets	1,115,266	912,707
Property and equipment, net	356,194	375,888
Operating lease assets	207,320	242,385
Deferred tax assets	1,909	1,100
Intangible assets, net	61,012	69,829
Goodwill	215,103	215,103
Other long-term assets	12,776	13,453
Total assets	$1,969,580	$1,830,465
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245,906	$235,972
Contract liabilities	267,227	192,397
Accrued liabilities	200,673	183,501
Dividends payable	2,887	2,919
Current portion of long-term debt	47,722	55,659
Total current liabilities	764,415	670,448
Long-term debt, net of current portion	268,835	295,642
Noncurrent operating lease liabilities, net of current portion	137,913	171,225
Deferred tax liabilities	13,548	17,819
Other long-term liabilities	70,077	45,801
Total liabilities	1,254,788	1,200,935
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	89,098	97,130
Retained earnings	624,694	531,291
Accumulated other comprehensive income	958	76
Noncontrolling interest	37	1,028
Total stockholders’ equity	714,792	629,530
Total liabilities and stockholders’ equity	$1,969,580	$1,830,465

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$104,983	$84,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,497	85,400
Stock-based compensation expense	2,274	1,579
Gain on sale of property and equipment	(8,059)	(11,947)
Unrealized loss on interest rate swap	2,762	3,619
Other non-cash items	374	320
Changes in assets and liabilities:
Accounts receivable	(30,035)	(28,240)
Contract assets	19,288	19,677
Other current assets	12,488	(7,248)
Net deferred tax liabilities (assets)	(5,080)	13,947
Other long-term assets	2,170	1,249
Accounts payable	9,577	(13,894)
Contract liabilities	74,791	(1,221)
Operating lease assets and liabilities, net	747	(3,191)
Accrued liabilities	20,142	(22,924)
Other long-term liabilities	23,008	(3,242)
Net cash provided by operating activities	311,927	117,981
Cash flows from investing activities:
Purchase of property and equipment	(64,357)	(94,494)
Proceeds from sale of property and equipment	21,851	28,621
Net cash used in investing activities	(42,506)	(65,873)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	212,880
Payments on revolving line of credit	—	(212,880)
Proceeds from issuance of long-term debt	33,873	55,008
Repayment of long-term debt	(68,884)	(72,077)
Proceeds from issuance of common stock purchased under a long-term incentive plan	578	1,804
Payment of taxes on conversion of Restricted Stock Units	(572)	(1,519)
Cash distribution to noncontrolling interest holders	(1,000)	(3,505)
Repurchase of common stock from a related party	—	(50,000)
Repurchase of common stock	(11,453)	—
Dividends paid	(11,594)	(12,211)
Other	(3,771)	(784)
Net cash provided by (used in) financing activities	(62,823)	(83,284)
Effect of exchange rate changes on cash and cash equivalents	(140)	399
Net change in cash and cash equivalents	206,458	(30,777)
Cash and cash equivalents at beginning of the year	120,286	151,063
Cash and cash equivalents at end of the year	$326,744	$120,286